Filed Pursuant to Rule 424(b)(5)
Registration No. 333-260602

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 17, 2024

Preliminary Prospectus Supplement

(To Prospectus dated October 29, 2021)

$400,000,000

Class A Common Stock

We are offering up to $400,000,000 of shares of Class A common stock, $0.01 par value per share, in this offering.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “CWST.” On September 16, 2024, the last reported sale price of our Class A common stock on the Nasdaq Global Select Market was $108.40 per share.

We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible into one share of Class A common stock.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-19 of this prospectus supplement and the risk factors described in the other documents incorporated by reference herein.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” in this prospectus supplement for additional information regarding underwriter compensation and estimated offering expenses.

If all of the shares of Class A common stock are not sold at the public offering price, the underwriters may change the offering price and may offer shares of Class A common stock from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or otherwise.

We have granted the underwriters an option for a period of up to 30 days from the date of this prospectus supplement to purchase up to an additional $60,000,000 of shares of Class A common stock at the public offering price less the underwriting discounts and commissions. If the underwriters exercise this right in full, the total public offering price will be $    , the total underwriting discounts and commissions payable by us will be $    , and the total proceeds to us, before expenses, will be $    .

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Class A common stock to purchasers on or about     , 2024, subject to the satisfaction of certain conditions.

Joint Book-Running Managers

Raymond James	J.P. Morgan	Stifel

Passive Book-Running Managers

Goldman Sachs & Co. LLC	Wolfe | Nomura Alliance

The date of this prospectus supplement is     , 2024

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this Class A common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein or therein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference herein or therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein. We have not authorized, and the underwriters have not authorized, anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein or therein, is accurate only as of the respective dates hereof or thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our Class A common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.

We are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Class A common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise stated or the context otherwise requires, all references in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” “Casella,” the “Company” and similar designations refer to Casella Waste Systems, Inc. and all of its subsidiaries. The Casella logo and all other Casella product names are trademarks of Casella or its subsidiaries in the United States and in other select countries. Solely for convenience, trademarks and trade names referred to in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein may appear without the ® and TM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights to these trademarks and trade names.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, other than statements of historical fact, are forward-looking statements. The words “anticipate,” “around,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include, among other things, statements about:

•

our ability to consummate acquisitions, integrate acquired businesses and operations and achieve the expected benefits, including the expected annualized revenues from such acquired businesses and operations;

•	our ability to achieve the key strategies of our long-term strategic plan;

•	the projected development of additional disposal capacity or expectations regarding permits for existing capacity;

•	the outcome of any legal or regulatory matter;

•	expected liquidity and financing plans;

•	expected future revenues, operations, expenditures and cash needs;

•	whether our pricing programs and operational initiatives will outpace higher operating and construction costs from inflation and regulatory changes;

•	fluctuations in recycling commodity pricing, increases in landfill tipping fees and fuel costs and general economic and weather conditions;

•	projected future obligations related to final capping, closure and post-closure costs of our existing landfills and any disposal facilities which we may own or operate in the future;

•	our ability to use our net operating losses and tax positions;

•	our ability to service our debt obligations;

•	the recoverability or impairment of any of our assets or goodwill;

•	estimates of the potential markets for our products and services, including the anticipated drivers for future growth;

•	sales and marketing plans or price and volume assumptions;

•	potential business combinations or divestitures;

•	projected improvements to our infrastructure and the impact of such improvements on our business and operations;

•

general economic factors, such as ongoing or potential geopolitical conflict, pandemics, recessions, or similar national or global events, and general macroeconomic conditions, including, among other things, consumer confidence, global supply chain disruptions, inflation, labor supply, fuel prices, interest rates and access to capital markets that generally are not within our control, and our exposure to credit and counterparty risk;

•	our expected use of proceeds from this offering; and

•	other risks and uncertainties, including those described in the “Risk Factors” section of this prospectus supplement.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate, as well as management’s beliefs and assumptions. These forward-looking statements are not guarantees of future performance, circumstances or events. The occurrence of the events described and the achievement of the expected results depends on many events, some or all of which are not predictable or within our control. Actual results may differ materially from those set forth in our forward-looking statements.

We have included important factors in the cautionary statements included in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, particularly in the “Risk Factors” section of this prospectus supplement, that could cause actual results or events to differ materially from the forward-looking statements that we make. We do not assume any obligation to update any forward-looking statements, except as required by applicable law.

SUMMARY

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information about us and this offering. This summary may not contain all of the information that may be important to you. You should read carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the caption “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as our consolidated financial statements and the related notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in our Class A common stock.

Company Overview

Casella is a regional, vertically integrated solid waste services company. We provide resource management expertise and services to residential, commercial, municipal, institutional and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services.

We provide integrated solid waste services in ten states: Vermont, New Hampshire, New York, Massachusetts, Connecticut, Maine, Pennsylvania, New Jersey, Delaware and Maryland, with our headquarters located in Rutland, Vermont.

We manage our solid waste operations on a geographic basis through regional operating segments, the Eastern, Western and Mid-Atlantic regions, each of which provides a comprehensive range of non-hazardous solid waste services. We manage our resource renewal operations through the Resource Solutions operating segment, which leverages our core competencies in materials processing, industrial recycling, organics and resource management service offerings to deliver a comprehensive solution for our larger commercial, municipal, institutional and industrial customers that have more diverse waste and recycling needs.

As of August 31, 2024, we owned and/or operated 67 solid waste collection operations, 69 transfer stations, 28 recycling facilities, eight Subtitle D landfills, three landfill gas-to-energy facilities and one landfill permitted to accept construction and demolition materials. We also house two landfill gas-to-energy facilities, which are owned and operated by third parties, at landfills we own and/or operate.

Growth Strategy

Our goal is to maintain and build lasting shareholder value by providing exemplary service to our customers, while operating in a safe and environmentally sound manner. Throughout our history we have worked with many of our key customers to improve their environmental footprint and to help meet sustainability goals by increasing their recycling rates, diverting organic materials out of the waste stream into beneficial use processes, and partnering to develop resource solutions within their organizations or communities. Since we first began operating in Vermont in 1975, our business strategy has been firmly tied to creating a sustainable resource management model, and we continue to be rooted in these same tenets today.

We continue to invest in resources (team, technology, facilities, and capital) to further develop this important long-term strategy that we believe will continue to differentiate our service offerings to our customers, make us an employer of choice for our people, and improve our economic returns. We strive to create long-term value for all stakeholders, including customers, employees, communities and shareholders.

Our primary objective is to maximize long-term shareholder value through a combination of financial performance and strategic asset positioning. We utilize a comprehensive strategic planning process to assess and refine our strategic objectives in the context of our asset positioning, the current market environment, opportunity set for growth and capital allocation. This process helps the management team allocate resources to a range of business opportunities with the goal to maximize long-term financial returns and competitive positioning.

In February 2022, we announced an updated long-term strategic plan through the fiscal year ending December 31, 2024 (the “2024 Plan”). We believe that we have executed well against the 2024 Plan and have grown our business meaningfully. Notably, we closed on seven acquisitions in the fiscal year ended December 31, 2023 (“fiscal year 2023”) within existing and adjacent geographies, including a new and expanded integrated solid waste services operating footprint in Pennsylvania, Maryland, and Delaware through the acquisition of the equity interests in four wholly owned subsidiaries of GFL Environmental Inc., which was completed on June 30, 2023, as well as an expansion to our collection, transfer, and recycling business in the greater Albany, New York area through the acquisition of the assets of Consolidated Waste Services, LLC and its affiliates (dba Twin Bridges), which was completed on September 1, 2023. We believe that these acquisitions positioned our business well to explore future operating and growth opportunities across both the Northeast as well as through our new platform in the Mid-Atlantic over time. In the fiscal year ending December 31, 2024 (“fiscal year 2024”) to date, we have completed five acquisitions, three of which are in our Mid-Atlantic region, including Whitetail Disposal, Inc. and LMR Disposal, LLC, which together include collection operations in eastern Pennsylvania and western New Jersey. In addition, we entered into an agreement to purchase Royal Carting and Welsh Sanitation, respectively, and related real estate assets on August 31, 2024, which we expect to close in the fourth quarter of 2024. Such acquisition includes two solid waste collection operations and two transfer stations in New York’s middle and lower Hudson Valley regions and in western Connecticut, which will extend our service territory into new adjacent markets.

The key strategies of the 2024 Plan, set forth below, reflect our continued focus on creating shareholder value through execution against our core competencies, disciplined growth strategy and strengthening foundational pillars.

(1)	Increasing landfill returns;

(2)	Driving additional profitability in collection operations;

(3)	Creating incremental value through our Resource Solutions operating segment;

(4)	Allocating capital to return driven growth; and

(5)	Strengthening four key foundational pillars:

•	People: Developing a safe, engaged, ready workforce to support growth.

•	Sustainable Growth: Driving profitable growth through an integrated resource solutions approach.

•	Technology: Driving profitable growth and efficiencies through technology.

•	Facilities: Developing necessary long-term infrastructure through facilities planning.

Increasing Landfill Returns

Over the last 10 years, disposal capacity has tightened in the Northeast market as permanent site closures have reduced capacity, resulting in greater volumes being exported from the market, particularly via rail. While the balance between shrinking in-market disposal capacity and growing export capacity will impact the level of waste volumes seeking disposal outlets and the price for waste disposal in any particular period, we believe that this shift will result in greater demand for well-positioned landfill assets such as ours and higher waste disposal prices over time, as additional site closures are expected over the next several years and export alternatives become increasingly expensive.

As it relates to landfill development, we continue to advance key permitting activities across many of our landfills to increase annual capacity limits at select sites and expand total permitted capacity across our footprint. Since early 2016, we have been advancing permit increases at our Subtitle D landfills, cumulatively adding approximately 0.5 million tons per year of permitted capacity and approximately 50.9 million cubic yards of permitted airspace. In fiscal year 2024, we completed construction of the intermodal receiving portion of our rail-served waste transfer station at our landfill in Mount Jewett, Pennsylvania (the “McKean Landfill”), and began receiving limited test loads and special waste volume. This investment in rail infrastructure serves as a potential outlet for internal or third-party customers from capacity constrained markets across the Northeast.

We also continue to focus on improving our landfill operations through various initiatives related to safety, compliance, operating practices, and capital efficiency programs.

Driving Additional Profitability in Collection Operations

Collection pricing was up 6.8% for the twelve months ended June 30, 2024, compared to the twelve months ended June 30, 2023, with sustained execution against our strategic pricing programs, which helped to offset inflationary pressures. We also continue to advance several key operational initiatives, including route optimization, fleet standardization and automation, acquisition integration and maintenance programs to further reduce our operating costs and further improve safety in our collection operations. Our comprehensive fleet plan is designed to optimize our fleet and target truck replacements in order to maximize returns, reduce our operating expenses through lower maintenance costs, improve our service levels through reduced down times, and increase automation and optimization of trucks and service types. From a technology perspective, we continue to advance business intelligence tools that provide our teams with actionable data as well as investment and deployment of on-board-computers and cameras designed to enhance safety and service and modernize our fleet. We also remain focused on acquisition integration as we work diligently to onboard new customers and employees, while enhancing service accuracy and increasing operating efficiencies. We also remain focused on mitigating fuel cost exposure through our floating fuel cost recovery fee program.

The combination of these operating advancements and pricing programs are driving improved results in our collection operations.

Creating Incremental Value Through Resource Solutions

Our Resource Solutions operating segment’s business strategy is focused on driving value-added resource management and sustainability-oriented solutions to our customers. These solutions range from professional services to large industrial, institutional or multi-site retail customers, our organics business, which is a leader in organics processing and disposal, and our large scale, technology-driven recycling business.

We leverage our core competencies in materials processing, industrial recycling, organics and resource management service offerings to deliver a comprehensive solution for our larger commercial, municipal, institutional, and industrial customers with more diverse waste and recycling needs. Our processing operations consist of our recycling and biosolids facilities where we receive inbound materials, process the volume, and sell the resulting products into end markets.

A focus of our recycling business model is to reduce exposure to recycling commodity price volatility and drive adequate returns in all market cycles. We have accomplished this by: (1) restructuring most third-party processing contracts to limit downside risk through processing fees; (2) implementing our sustainability recycling adjustment fee (“SRA Fee”) that floats inversely to changes in recycling commodity prices; (3) investing in processing infrastructure to reduce operating costs and improve the quality of post-sorted commodities, such as the replacement and upgrade of the processing equipment at our Charlestown, Massachusetts materials recovery facility completed in fiscal year 2023; and (4) developing strong partnerships with industrial consumers of recycled materials to create circularity. Where implemented, our risk mitigation programs offset the impact of most recycling commodity price declines and allow us to return value to our customers during periods of higher recycling commodity prices through lower tipping fees and a lower SRA Fee. Given our growth strategy, at times, the businesses we acquire may not have sufficient risk mitigation programs and thus may temporarily increase our recycling commodity risk exposure. Over time, we strive to mitigate recycling commodity risk exposure and improve returns.

Our National Accounts business consists of brokerage and resource management services provided to large customers with broad sustainability needs. This professional services business continues to transition from the legacy waste and recycling brokerage model to an advisory services organization focused on helping large industrial and institutional customers develop and achieve actionable resource management and sustainability goals.

Allocating Capital to Return-Driven Growth

We have focused on a balanced growth strategy through a combination of acquisitions, development projects, and new contracts while adhering to strict capital discipline standards. Our objectives include simplifying our business structure, reducing risk exposure, increasing returns, and improving cash flows.

We have acquired 65 solid waste collection, transfer and recycling businesses from January 1, 2018 through August 31, 2024 with over $700.0 million of total annualized revenues. This includes seven businesses acquired in fiscal year 2023 with approximately $315.0 million in total annualized revenues and five businesses acquired to date in fiscal year 2024 with over $100.0 million in expected total annualized revenues. Additionally, we expect to generate over $90.0 million in annualized revenues from the pending acquisition of Royal Carting and Welsh Sanitation.

We expect to adhere to our disciplined capital return hurdles and rigorous review and risk management process in executing against our acquisition and development opportunities. We are focused on acquiring well-run businesses in strategic markets across our footprint and in markets that will drive additional value.

Strengthening Foundational Pillars

Execution against the 2024 Plan is supported by strengthening our foundational pillars: people, sustainable growth, technology, and facilities. We believe that it is important to continue to invest in and strengthen our foundational pillars to support growth, integrate acquired businesses and assets and further differentiate our business strategy.

People. We continue to invest in our people through leadership development, our career paths program, technical training for key roles such as drivers and mechanics, and incentive compensation structures that seek to align our employees’ incentives with our long-term goal to improve cash flows and returns on invested capital. As a result of our acquisition activity in fiscal year 2023 and fiscal year 2024, which included entry into new markets, we have grown our workforce by over 45% as compared to the fiscal year ended December 31, 2022, to approximately 4,700 employees. Our integration process has focused on welcoming and introducing our culture to new team members as well as providing the necessary resources across all operations. We believe investing in our team and culture, and creating a safe, engaged, and ready workforce is key to our continued success.

Sustainable Growth. We are focused on driving further value through profitable new customer growth and the expansion of services with existing customers. Through an integrated effort across our sales, marketing, engagement, customer care, communications, and sustainability functions, we seek to enhance customer profitability, improve key customer retention, and further growth within markets through a differentiated sustainable service platform.

We have increased our sales training and developed centralized processes, consistent sales metrics, and compensation programs to position us to further improve accountability and alignment across our organization. Our sustainable growth initiatives shape how we interact with our customers and with the communities we serve.

Technology. We have a multi-year technology plan focused on driving operating and back-office cost efficiencies, customer value, and strategic growth. Through fiscal year 2023, we have successfully implemented: a new Customer Resource Management system to help manage and drive higher sales force effectiveness; a new Case Management system to ensure strong integration between our sales force, customer care group and operating teams; a cloud-based Enterprise Resource Planning system as the financial backbone to our business; and a new digital procurement system to enhance spend category management and drive efficiencies.

We plan to continue our measured approach to technology implementation, with capital investment in select technologies that are long-term strategic fits, drive operational efficiencies, and streamline various back-office functions. This initiative also includes the implementation of route optimization software and a new on-board computing platform to drive efficiencies, safety, and improve billings. We have also increased our access to actionable real-time data through continued improvements to our business intelligence software over the last several years.

Facilities. We believe prioritizing and allocating capital to meet our long-term facility needs will help to improve employee safety, operating efficiencies, acquisition integration, and employee engagement. Our multi-year facility strategy helps to guide decisions related to facility expansions, consolidations, and relocations as well as key property or facility acquisitions. We are also focused on developing facility standards that will create a more welcoming and accommodating experience for our employees, customers, vendors, and site visitors. These attributes coupled with improved functional design aim to increase the attraction and retention of key roles across our organization.

Recent Developments

Recently Completed Acquisitions of LMR Disposal and Whitetail Disposal

On July 1, 2024, we acquired LMR Disposal, LLC and on August 1, 2024, we acquired Whitetail Disposal, Inc. These acquisitions included collection operations across eastern Pennsylvania and western New Jersey, which complement our existing operations in the Mid-Atlantic. We expect to generate over $100.0 million of total annualized revenues from the two acquisitions. These acquisitions represent continued expansion of our growth strategy and further expand our operations in the Mid-Atlantic.

Subsequent to June 30, 2024, we borrowed approximately $70.0 million under our revolving credit facility (the “Revolving Credit Facility”) to fund a portion of the purchase price of the acquisition of Whitetail Disposal, Inc.

Pending Acquisition of Royal Carting and Welsh Sanitation

On August 31, 2024, we entered into a securities and asset purchase agreement, pursuant to which we agreed to purchase Panichi Holding Corp. and Valley 82 Holding Corp., which do business as Royal Carting and Welsh Sanitation, respectively (collectively, “Royal”) and related real estate assets. The acquisition is expected to close in the fourth quarter of 2024, subject to customary closing conditions, including receipt of regulatory approvals.

Royal includes two solid waste collection operations and two transfer stations in New York’s middle and lower Hudson Valley regions and in western Connecticut, which will extend our service territory into new adjacent markets. We expect that the Royal acquisition will generate annualized revenues of over $90.0 million with a high concentration of commercial collection service and waste volumes that can potentially be internalized into our landfills over time.

We intend to fund the cash purchase price of, and certain costs associated with, the acquisition with a portion of the net proceeds of this offering. The consummation of the acquisition is not contingent upon the consummation of this offering and this offering is not contingent upon the consummation of the acquisition. See “Use of Proceeds” in this prospectus supplement.

Risks Associated with our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus supplement immediately following this prospectus supplement summary and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024, which are incorporated by reference herein. These risks include the following:

•

We are subject to general macroeconomic risks in the waste industry that are impacted by economic factors outside of our control, which, if realized, may adversely affect our business, operating results and financial performance.

•

If we are unable to attract, hire or retain key team members and a high-quality workforce, or if our succession planning does not develop an adequate pipeline of future leaders, it could disrupt our business, jeopardize our strategic priorities and result in increased costs, negatively impacting our results of operations.

•	Significant shortages in diesel fuel supply or increases in diesel fuel prices could affect our operating expenses and results.

•

We face substantial competition in the solid waste services industry, and if we cannot successfully compete in the marketplace, our business, financial condition and results of operations may be materially adversely affected.

•

Our growth strategy focuses on complementing or expanding our business through the acquisition of companies or assets, or the development of new operations. However, we may be unable to complete these transactions and, if executed, these transactions may not improve our business or may pose significant risks and could have a negative effect on our operations.

•

The waste industry is subject to extensive government regulations, including environmental laws and regulations, and we incur substantial costs to comply with such laws and regulations. Failure to comply with environmental or other laws and regulations, as well as enforcement actions and litigation arising from an actual or perceived breach of such laws and regulations, could subject us to fines, penalties, and judgments, and impose limits on our ability to operate and expand.

•

The increasing focus on per- and polyfluoroalkyl substances and other emerging contaminants may lead to increased compliance and remediation costs and litigation risks, which could adversely impact our financial condition and results of operations.

•	We may be unable to obtain or maintain required permits or to expand existing permitted capacity of our landfills, which could decrease our revenue and increase our cost.

•	Fluctuations in commodity prices and diminished markets for recyclable materials that we sell to customers may adversely affect our results of operations and cash flows.

•	We are upgrading our technology infrastructure and there can be no assurance that our efforts will be completed on the projected timetable or that our investment will result in the expected gains.

•	Our business is geographically concentrated and is therefore subject to regional economic downturns.

•	Our revenues and our operating income experience seasonal fluctuations, which could adversely affect our operational results in certain quarters and cause our results to fluctuate.

•	We have substantial debt and have the ability to incur additional debt. The principal and interest payment obligations of such debt may restrict our future operations.

Corporate Information

Casella Waste Systems, Inc. is a Delaware corporation. Our principal executive offices are located at 25 Greens Hill Lane, Rutland, Vermont 05701, and our telephone number at that location is (802) 775-0325. Our website address is www.casella.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus supplement. We have included our website address in this prospectus supplement solely as an inactive textual reference.

THE OFFERING

Issuer	Casella Waste Systems, Inc.

Class A common stock offered by us	$400,000,000 of shares

Class A common stock to be outstanding immediately after this offering	shares (or shares if the underwriters exercise their option to purchase additional shares in full)

Class B common stock to be outstanding immediately after this offering	988,200 shares

Underwriters’ option to purchase additional shares of Class A common stock

We have granted the underwriters an option for a period of up to 30 days from the date of this prospectus supplement to purchase up to an additional $60,000,000 of shares of Class A common stock at the public offering price less the underwriting discounts and commissions.

Voting rights	We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible into one share of Class A common stock. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. See “Description of Capital Stock” in the accompanying prospectus.

Use of proceeds

We estimate that the net proceeds that we will receive from this offering will be approximately $    million, or approximately $    million if the underwriters exercise their option to purchase additional shares in full, in each case after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering (i) to fund the cash purchase price of, and certain costs associated with, the Royal acquisition, which we expect to close in the fourth quarter of 2024, (ii) to repay approximately $70.0 million of outstanding borrowings under our Revolving Credit Facility and (iii) for general corporate purposes, including the repayment of indebtedness, potential acquisitions or development of new operations or assets with the goal of complementing or expanding our business, working capital and capital expenditures. See “Use of Proceeds.”

Nasdaq Global Select Market symbol	CWST

Risk factors	See “Risk Factors” beginning on page S-19 of this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

The number of shares of our Class A common stock and Class B common stock to be outstanding immediately after this offering is based on 57,144,807 shares of Class A common stock outstanding and 988,200 shares of Class B common stock outstanding, in each case, as of June 30, 2024, and excludes:

•	128,836 shares of Class A common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $66.03 per share as of June 30, 2024;

•	2,196,742 additional shares of Class A common stock reserved for future issuance under our Amended and Restated 2016 Incentive Plan as of June 30, 2024;

•	391,746 shares of Class A common stock reserved for future issuance under our Second Amended and Restated 1997 Employee Stock Purchase Plan as of June 30, 2024; and

•	an aggregate of 413,670 shares of Class A common stock issuable upon the vesting of outstanding restricted stock units and performance stock units as of June 30, 2024.

Unless we specifically state otherwise, all information in this prospectus supplement:

•	assumes that the underwriters do not exercise their option to purchase additional shares of our Class A common stock; and

•	assumes no exercise of outstanding options and no vesting and settlement of outstanding of restricted stock units and performance stock units.

SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the following summary consolidated financial data together with our financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our periodic reports incorporated by reference in this prospectus supplement. We derived the summary consolidated statements of operations data for the fiscal years ended December 31, 2023, 2022 and 2021 and the summary consolidated balance sheet data as of the fiscal years ended December 31, 2023, 2022 and 2021 from our audited financial statements incorporated by reference in this prospectus supplement. We derived the summary statements of operations data for the six months ended June 30, 2024 and 2023 and the balance sheet data as of June 30, 2024 from our unaudited financial statements incorporated by reference in this prospectus supplement. The summary statements of operations data for the twelve months ended June 30, 2024 has been derived by taking our historical audited consolidated statements of operations data for the fiscal year ended December 31, 2023, less our historical unaudited consolidated statements of operations data for the six months ended June 30, 2023, plus our historical unaudited consolidated statements of operations data for the six months ended June 30, 2024. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period, and our results for any interim period or for the twelve months ended June 30, 2024 are not necessarily indicative of results for a full fiscal year.

Adjusted EBITDA and Adjusted Operating Income are non-GAAP financial measures and should not be considered as alternatives to net income or any other measure of financial performance calculated and presented in accordance with generally accepted accounting principles in the United States, or “GAAP.” Adjusted Free Cash Flow is a non-GAAP liquidity measure and should not be considered as an alternative to net cash provided by operating activities or any other measure of liquidity calculated and presented in accordance with GAAP. We understand that, although measures similar to these non-GAAP financial and liquidity measures are frequently used by investors and securities analysts in their evaluation of companies, they have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable GAAP financial or liquidity measures or an analysis of our results of operations as reported under GAAP. To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements incorporated by reference in this prospectus supplement, and not to rely on any single financial or liquidity measure to evaluate our business.

	Six Months Ended June 30,		Fiscal Year Ended December 31,			Twelve Months Ended June 30, 2024
	2024	2023	2023	2022	2021
(in thousands, except per share data)	(Unaudited)					(Unaudited)
Statement of Operations Data:
Revenues	$718,170	$552,241	$1,264,542	$1,085,089	$889,211	$1,430,471
Operating expenses:
Cost of operations	474,578	366,563	832,038	723,117	582,403	940,053
General and administration	91,517	71,544	155,847	133,419	118,834	175,820
Depreciation and amortization	109,375	68,359	170,705	126,351	103,590	211,721
Expense from acquisition activities	12,847	6,540	15,038	4,613	5,304	21,345
Legal settlement	—	6,150	6,150	—	—	—
Landfill capping charge – veneer failure	—	—	3,870	—	—	3,870
Southbridge Landfill closure charge, net	—	206	467	1,436	496	261
Environmental remediation charge	—	—	—	759	924	—

Total operating expenses	688,317	519,362	1,184,115	989,695	811,551	1,353,070

Operating income	29,853	32,879	80,427	95,394	77,660	77,401

(continued on next page)

	Six Months Ended June 30,		Fiscal Year Ended December 31,			Twelve Months Ended June 30, 2024
	2024	2023	2023	2022	2021
(in thousands, except per share data)	(Unaudited)					(Unaudited)
Statement of Operations Data (continued):
Other expense (income):
Interest income	(5,437)	(2,295)	(10,741)	(709)	(302)	(13,883)
Interest expense	31,204	15,959	47,578	23,722	21,229	62,823
Loss (gain) from termination of bridge financing	—	8,198	8,191	—	—	(7)
Other income	(828)	(800)	(1,646)	(2,585)	(1,313)	(1,674)

Other expense, net	24,939	21,062	43,382	20,428	19,614	47,259

Income before income taxes	4,914	11,817	37,045	74,966	58,046	30,142
Provision for income taxes	2,025	2,779	11,646	21,887	16,946	10,892

Net income	$2,889	$9,038	$25,399	$53,079	$41,100	$19,250

Earnings per share attributable to common stockholders:
Basic	$0.05	$0.17	$0.46	$1.03	$0.80	$0.33
Diluted	$0.05	$0.17	$0.46	$1.03	$0.80	$0.33
Weighted average common shares outstanding:
Basic	58,070	52,331	55,174	51,623	51,312	58,020
Diluted	58,161	52,427	55,274	51,767	51,515	58,118

	June 30,	December 31,
	2024	2023	2022	2021
(in thousands)	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$208,502	$220,912	$71,152	$33,809
Total current assets	$425,804	$426,325	$207,479	$146,479
Property and equipment, net	$987,390	$980,553	$720,550	$644,604
Total assets	$2,511,865	$2,535,470	$1,449,215	$1,283,580
Total current liabilities	$269,688	$278,858	$177,600	$152,193
Current portion of long term debt	$65,335	$35,781	$8,968	$9,901
Debt, less current portion	$976,620	$1,007,662	$585,015	$542,503
Total liabilities	$1,474,351	$1,513,679	$951,315	$861,123
Total stockholders’ equity	$1,037,514	$1,021,791	$497,900	$422,457
Working capital, net (1)	$12,949	$(37,664)	$(32,305)	$(29,622)

	Six Months Ended June 30,		Fiscal Year Ended December 31,			Twelve Months Ended June 30, 2024
	2024	2023	2023	2022	2021
(in thousands)	(Unaudited)					(Unaudited)
Cash Flow Data:
Cash interest payments	$30,389	$14,196	$43,588	$21,003	$19,025	$59,781
Capital expenditures	$(74,900)	$(50,415)	$(154,907)	$(130,960)	$(123,295)	$(179,392)
Net cash provided by operating activities	$79,781	$83,196	$233,092	$217,314	$182,737	$229,677
Net cash used in investing activities	$(72,976)	$(597,226)	$(1,005,636)	$(206,920)	$(293,154)	$(481,386)
Net cash (used in) provided by financing activities	$(18,270)	$908,593	$922,304	$26,949	$(10,116)	$(4,559)

	Six Months Ended June 30,		Fiscal Year Ended December 31,			Twelve Months Ended June 30, 2024
	2024	2023	2023	2022	2021
(in thousands)	(Unaudited)		(Unaudited)			(Unaudited)
Other Financial Data:
Adjusted EBITDA (2)	$162,632	$122,849	$294,603	$245,235	$203,563	$334,386
Adjusted Operating Income (2)	$42,700	$45,186	$104,987	$102,202	$84,384	$102,501
Adjusted Free Cash Flow (3)	$39,509	$47,868	$128,299	$111,213	$95,332	$119,940

(1)	Working capital, net is defined as current assets, excluding cash and cash equivalents, minus current liabilities, excluding current maturities of debt.
(2)

In addition to disclosing financial results prepared in accordance with GAAP, we also present Adjusted EBITDA and Adjusted Operating Income, which are each a non-GAAP performance measure, to provide an understanding of operational performance because we consider them important supplemental measures of our performance that are frequently used by securities analysts, investors and other interested parties in the evaluation of our results. We also believe that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses these non-GAAP performance measures to further understand our “core operating performance” and believes our “core operating performance” is helpful in understanding our ongoing performance in the ordinary course of operations. We believe that providing such non-GAAP performance measures to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing our performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations has performed.

Non-GAAP performance measures are not presented in accordance with or intended as an alternative for GAAP. Adjusted EBITDA and Adjusted Operating Income should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA and Adjusted Operating Income presented by other companies.

Following is a reconciliation of Adjusted EBITDA and Adjusted Operating Income to net income, the most comparable GAAP measure:

	Six Months Ended June 30,		Fiscal Year Ended December 31,			Twelve Months Ended June 30, 2024
	2024	2023	2023	2022	2021
(in thousands)	(Unaudited)		(Unaudited)			(Unaudited)
Net income	$2,889	$9,038	$25,399	$53,079	$41,100	$19,250
Provision for income taxes	2,025	2,779	11,646	21,887	16,946	10,892
Other income	(828)	(800)	(1,646)	(2,585)	(1,313)	(1,674)
Loss from termination of bridge financing (i)	—	8,198	8,191	—	—	(7)
Interest expense, net	25,767	13,664	36,837	23,013	20,927	48,940
Southbridge Landfill closure charge, net (ii)	—	206	467	1,436	496	261
Legal settlement (iii)	—	6,150	6,150	—	—	—
Expense from acquisition activities (iv)	12,847	6,540	15,038	4,613	5,304	21,345
Landfill capping charge – veneer failure (v)	—	—	3,870	—	—	3,870
Gain on change in fair value of acquisition-related contingent consideration (vi)	—	(589)	(965)	—	—	(376)
Environmental remediation charge (vii)	—	—	—	759	924	—
Depreciation and amortization	109,375	68,359	170,705	126,351	103,590	211,721
Depletion of landfill operating lease obligations	4,695	4,303	9,026	8,674	8,265	9,418
Interest accretion on landfill and environmental remediation liabilities	5,862	5,001	9,885	8,008	7,324	10,746

Adjusted EBITDA	$162,632	$122,849	$294,603	$245,235	$203,563	$334,386
Depreciation and amortization	(109,375)	(68,359)	(170,705)	(126,351)	(103,590)	(211,721)
Depletion of landfill operating lease obligations	(4,695)	(4,303)	(9,026)	(8,674)	(8,265)	(9,418)
Interest accretion on landfill and environmental remediation liabilities	(5,862)	(5,001)	(9,885)	(8,008)	(7,324)	(10,746)

Adjusted Operating Income	$42,700	$45,186	$104,987	$102,202	$84,384	$102,501

(i)

Loss from termination of bridge financing is related to the write-off of the remaining unamortized debt issuance costs associated with the extinguishment of bridge financing agreements associated with acquisitions.

(ii)

Southbridge Landfill closure charge, net expenses related to the unplanned early closure of the Subtitle D landfill located in Southbridge, Massachusetts (the “Southbridge Landfill”) along with associated legal activities. The Company initiated the unplanned, premature closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 due to the significant capital investment required to obtain expansion permits and for future development coupled with an uncertain regulatory environment. The unplanned closure of the Southbridge Landfill reduced the economic useful life of the assets from prior estimates by approximately ten years. The Company expects to incur certain costs through completion of the closure process.

(iii)

Legal settlement is related to reaching an agreement in June 2023 with the collective class members of a class action lawsuit relating to certain Fair Labor Standards Act of 1938 (“FLSA”) claims as well as state wage and hours laws. The settlement agreement has received court approval.

(iv)

Expense from acquisition activities is comprised primarily of legal, consulting, rebranding and other costs associated with the due diligence, acquisition and integration of acquired businesses, or select development projects as part of the Company’s strategic growth initiative. The six months ended June 30, 2024 included a charge for an increase in the reserve against accounts receivable of the four wholly owned subsidiaries of GFL Environmental Inc. acquired as a result of our inability to pursue collections during the transition services period with the seller, resulting in accounts receivable aged beyond what is typical in our business.

(v)

Landfill capping charge—veneer failure consists of both (i) the write-off of historical payments associated with capping work that has been deemed no longer viable due to a veneer failure and (ii) the related operating expenses incurred to clean up the affected capping material at our landfill in Seneca, New York. Engineering analysis is currently underway to determine the viability of remaining capping materials as well as the root causes and responsibility for the event.

(vi)

Gain on change in fair value of acquisition-related contingent consideration is associated with the change in fair value of a contingency for a transfer station permit expansion that is no longer deemed viable.

(vii)

Environment remediation charge is associated with the investigation of potential remediation at an inactive waste disposal site that adjoins one of the landfills we operate in the fiscal year ended December 31, 2022 and a restoration project at one of our landfills in the fiscal year ended December 31, 2021.

(3)

In addition to disclosing financial results prepared in accordance with GAAP, we also present Adjusted Free Cash Flow, which is a non-GAAP liquidity measure, to provide an understanding of our liquidity because we consider it an important supplemental measures of our liquidity that is frequently used by securities analysts, investors and other interested parties in the evaluation of our cash flow generation from our core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening our balance sheet through paying down debt. We also believe that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses non-GAAP liquidity measures to understand our cash flow provided by operating activities after certain expenditures along with our consolidated net leverage and believes that these measures demonstrate our ability to execute on our strategic initiatives. We believe that providing such non-GAAP liquidity measures to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing our liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed.

Non-GAAP liquidity measures are not presented in accordance with or intended as an alternative for GAAP. Adjusted Free Cash Flow should not be considered in isolation from or as a substitute for liquidity information presented in accordance with GAAP, and may be different from Adjusted Free Cash Flow presented by other companies.

Following is a reconciliation of Adjusted Free Cash Flow to net cash provided by operating activities, the most comparable GAAP measure:

	Six Months Ended June 30,		Fiscal Year Ended December 31,			Twelve Months Ended June 30, 2024
	2024	2023	2023	2022	2021
(in thousands)	(Unaudited)
Net cash provided by operating activities	$79,781	$83,196	$233,092	$217,314	$182,737	$229,677
Capital expenditures	(74,900)	(50,415)	(154,907)	(130,960)	(123,295)	(179,392)
Proceeds from sale of property and equipment	827	776	1,110	600	788	1,161
Southbridge Landfill closure and Potsdam environmental remediation (i)	1,482	2,337	4,308	3,766	6,274	3,453
Cash outlays from acquisition activities (ii)	9,435	6,059	13,105	4,284	4,988	16,481
Post-acquisition and development project capital expenditures (iii)	12,659	5,012	20,866	16,209	10,515	28,513
Waste USA Landfill phase VI capital expenditures (iv)	—	—	—	—	13,325	—
McKean Landfill rail capital expenditures (v)	3,225	903	10,725	—	—	13,047
FLSA legal settlement payment (vi)	6,150	—	—	—	—	6,150
Landfill capping charge – veneer failure payment (vii)	850	—	—	—	—	850

Adjusted Free Cash Flow	$39,509	$47,868	$128,299	$111,213	$95,332	$119,940

(i)

Southbridge Landfill closure and Potsdam environmental remediation are cash outlays associated with the unplanned closure of the Southbridge Landfill and our portion of costs associated with environmental remediation at Potsdam, which are added back when calculating Adjusted Free Cash Flow due to their non-recurring nature and the significance of the related cash flows. We initiated the unplanned closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 and expect to incur cash outlays through completion of the closure and environmental remediation process. The Potsdam site was deemed a Superfund site in 2000 and is not associated with current operations.

(ii)

Cash outlays from acquisition activities are cash outlays for transaction and integration costs relating to specific acquisition transactions and include legal, consulting, rebranding and other costs as part of our strategic growth initiative.

(iii)

Post-acquisition and development project capital expenditures are (x) acquisition related capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision; and (y) non-routine development investments that are expected to provide long-term returns. Acquisition related capital expenditures include costs required to achieve initial operating synergies and integrate operations.

(iv)

Waste USA Landfill phase VI capital expenditures related to our landfill in Coventry, Vermont (the “Waste USA Landfill”) phase VI construction and development that are added back when calculating Adjusted Free Cash Flow due to the specific nature of this investment in the development of long-term infrastructure which is different from landfill construction investments in the normal course of operations. This investment at the Waste USA Landfill is unique because we are investing in long-term infrastructure over an estimated four-year period that will not yield a positive economic benefit until 2023 and extending over approximately 20 years.

(v)

McKean Landfill rail capital expenditures are long-term infrastructure capital expenditures related to rail side development at our McKean Landfill, which is different from the landfill construction investments in the normal course of operations.

(vi)

FLSA legal settlement payment is the cash outlay of a legal settlement related to reaching an agreement in June 2023 with the collective class members of a class action lawsuit relating to certain claims under the FLSA as well as state wage and hours laws. The settlement agreement has received court approval.

(vii)

Landfill capping charge – veneer failure payment is the cash outlay associated with operating expenses incurred to clean up the affected capping material at our landfill in Seneca, New York. Engineering analysis is currently underway to determine the viability of remaining capping materials, as well as the root causes and responsibility for the event.

RISK FACTORS

An investment in our Class A common stock involves significant risks. Before deciding whether to invest in our Class A common stock, you should consider carefully the risks described below and discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, together with all of the other information contained in this prospectus supplement, the accompanying prospectus and in our filings with the Securities and Exchange Commission (“SEC”), that we have incorporated by reference in this prospectus supplement and the accompanying prospectus. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If any of these risks actually occurs, our business, financial condition, results of operations and cash flow could be seriously harmed. This could cause the trading price of our Class A common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to This Offering

We will have broad discretion in the use of the net proceeds from this offering.

As described under “Use of Proceeds,” we intend to use a portion of the net proceeds from this offering to fund the cash purchase price of, and certain costs associated with, the Royal acquisition and to repay outstanding borrowings under the Revolving Credit Facility. We will have broad discretion in the application of the remainder of the net proceeds from this offering, such as using the proceeds from this offering toward general corporate purposes, including the repayment of indebtedness, potential acquisitions or development of new operations or assets with the goal of complementing or expanding our business, working capital and capital expenditures. However, this offering is not conditioned upon the closing of the Royal acquisition. If the Royal acquisition is not consummated, we will have broad discretion to determine alternative uses of such portion of the net proceeds from this offering. The holders of our shares of common stock will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately.

The market price of our Class A common stock can be volatile and the value of your investment could decline significantly.

The trading price for our Class A common stock has been, and we expect it to continue to be, volatile. The price at which our Class A common stock trades depends upon a number of factors, including our historical and anticipated operating results, our financial condition, our ability or inability to raise the additional capital we may need and the terms on which we raise it, and general market and economic conditions, some of which are beyond our control. These broad market fluctuations may lower the market price of our Class A common stock and affect the volume of trading in our stock.

Future sales of our Class A common stock in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our Class A common stock in the public market, or the perception that these sales might occur, could depress the market price of our Class A common stock and could impair our ability to raise capital through the sale of additional equity securities. As of June 30, 2024, we had 57,144,807 shares of Class A common stock outstanding. Of these shares, approximately 1.4 million shares of Class A common stock are subject to lock-up agreements entered into in connection with this offering but may be sold beginning on the day that is 30 days after the date of this prospectus supplement. Raymond James & Associates, Inc., J.P. Morgan Securities LLC, and Stifel, Nicolaus & Company, Incorporated, in their sole discretion, may release the Class A common stock and other securities subject to these lock-up agreements in whole or in part at any time with or without notice. See “Underwriting” for more information on these lock-up agreements. Any of our remaining shares are eligible for sale in the public market, subject in some cases to compliance with the requirements of Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), including the volume limitations and manner of sale requirements. In addition, all of the shares offered under this prospectus supplement and the accompanying prospectus will be freely tradable without restriction or further registration upon issuance.

We have never declared or paid dividends on our capital stock, and we do not anticipate paying dividends in the foreseeable future.

Our business requires significant funding, and we currently intend to retain earnings, if any, to support our business strategy. Therefore, we do not anticipate paying any cash dividends on our Class A common stock in the foreseeable future. In addition, our credit facility restricts and conditions the payment of dividends on our Class A common stock. As a result, capital appreciation, if any, of our Class A common stock will be your sole source of potential gain for the foreseeable future.

Holders of our Class A common stock, which is the stock we are selling in this offering, are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share. The lower voting power of the Class A common stock may negatively affect the attractiveness of our Class A common stock to investors and, as a result, its market value.

We have two classes of common stock: Class A common stock, which is the stock we are selling in this offering and which is entitled to one vote per share, and Class B common stock, all of which are beneficially owned by John W. Casella, our Chairman and Chief Executive Officer, and his brother, Douglas R. Casella, a member of our Board of Directors, and which is entitled to ten votes per share. Except for the election of one of our directors and in certain limited circumstances required by applicable law, holders of Class A common stock and Class B common stock vote together as a single class on all matters to be voted on by our stockholders. As of June 30, 2024, an aggregate of 57,144,807 shares of Class A common stock, representing 57,144,807 votes, were outstanding and an aggregate of 988,200 shares of our Class B common stock, representing 9,882,000 votes, were outstanding. Based on the number of shares of common stock outstanding as of June 30, 2024 the shares of our Class A common stock and Class B common stock beneficially owned by John W. Casella and Douglas R. Casella represented approximately 15.0% of the aggregate voting power of our stockholders.

After the completion of this offering (assuming no exercise of their option to purchase additional shares) and based on the number of shares of common stock outstanding as of June 30, 2024 approximately    % of the total voting power of our outstanding shares will be held by the Class B common stockholders (including voting power under the shares of Class A common stock held by such Class B common stockholders). Consequently, John W. Casella and Douglas R. Casella are able to substantially influence all matters for stockholder consideration and constitute, and are expected to continue to constitute, a significant portion of the shares entitled to vote on all matters requiring approval by our stockholders. The difference in the voting power of our Class A common stock and Class B common stock could diminish the market value of our Class A common stock if investors attribute value to the superior voting rights of our Class B common stock and the power those rights confer.

USE OF PROCEEDS

We estimate that the net proceeds that we will receive from this offering will be approximately $    million, or approximately $    million if the underwriters exercise their option to purchase additional shares in full, in each case after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering (i) to fund the cash purchase price of, and certain costs associated with, the Royal acquisition, which we expect to close in the fourth quarter of 2024, (ii) to repay approximately $70.0 million of borrowings under our Revolving Credit Facility and (iii) for general corporate purposes, including the repayment of indebtedness, potential acquisitions or development of new operations or assets with the goal of complementing or expanding our business, working capital and capital expenditures.

The borrowings under our Revolving Credit Facility will mature in December 2026 and the currently applicable interest rate is the one-month term SOFR plus an adjustment of 0.100% and an applicable margin of 1.335% based on our leverage ratio. We borrowed such amounts under our Revolving Credit Facility in July 2024 in order to fund a portion of the purchase price of the acquisition of Whitetail Disposal, Inc.

Pending completion of the Royal acquisition and pending our use of the remainder of the net proceeds from this offering, we may invest the balance of the net proceeds of the offering in deposit accounts, money market funds, U.S. government sponsored enterprise obligations and corporate obligations. The consummation of the Royal acquisition is not contingent upon the consummation of this offering and this offering is not contingent upon the consummation of the Royal acquisition. If the Royal acquisition is not completed, we intend to use the net proceeds from this offering for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2024:

•	on an actual basis; and

•

on an as adjusted basis to give effect to our issuance and sale of shares of Class A common stock in this offering, but not the application of the net proceeds therefrom, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Summary—Summary Consolidated Financial Data” and “Use of Proceeds” appearing elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the accompanying notes, appearing in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, which is incorporated by reference in this prospectus supplement.

	June 30, 2024
	(Unaudited)
	Actual	As Adjusted
(in thousands, except for per share data)
Cash and cash equivalents	$208,502	$

Debt:
Revolving credit facility	$—		$—
Term loan A facility	348,250		348,250
2023 term loan A facility	408,500		408,500
Tax exempt bonds	232,000		232,000
Finance leases	62,726		62,726
Notes payable	100		100
Principal amount of debt	1,051,576		1,051,576

Stockholders’ Equity:
Class A common stock, $0.01 par value per share: 100,000 shares authorized, actual and, as adjusted; 57,145 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	571
Class B common stock, $0.01 par value per share: 1,000 shares authorized, actual and, as adjusted; 988 shares issued and outstanding, actual and as adjusted	10		10
Additional paid-in capital	1,174,744
Accumulated deficit	(143,632)		(143,632)
Accumulated other comprehensive income, net of tax	5,821		5,821
Total stockholders’ equity	1,037,514

Total capitalization	$2,089,090	$

The above table does not reflect any acquisitions that closed or that we expect to close after June 30, 2024.

The above table does not reflect:

•	128,836 shares of Class A common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $66.03 per share as of June 30, 2024;

•	2,196,742 additional shares of Class A common stock reserved for future issuance under our Amended and Restated 2016 Incentive Plan as of June 30, 2024;

•	391,746 shares of Class A common stock reserved for future issuance under our Second Amended and Restated 1997 Employee Stock Purchase Plan as of June 30, 2024; and

•	an aggregate of 413,670 shares of Class A common stock issuable upon the vesting of outstanding restricted stock units and performance stock units as of June 30, 2024.

DIVIDEND POLICY

No dividends have ever been declared or paid on our Class A common stock and we do not anticipate paying any cash dividends on our Class A common stock in the foreseeable future. Our credit facility restricts and conditions the payment of dividends on our Class A common stock. We currently intend to retain earnings, if any, to support our business strategy. Payment of future dividends, if any, will be at the sole discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, capital requirements and any plans for expansion.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a discussion of material U.S. federal income and estate tax considerations applicable to non-U.S. holders with respect to their acquisition, ownership and disposition of shares of our Class A common stock issued pursuant to this offering. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner (other than a partnership or other pass-through entity) of our Class A common stock that is not for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or any other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons has the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, as in effect as of the date of this prospectus supplement and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus supplement. In addition, there can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described in this prospectus supplement.

This discussion addresses only non-U.S. holders that hold shares of our Class A common stock as a capital asset, generally property held for investment.

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address the alternative minimum tax, the Medicare tax on net investment income or any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions;

•	brokers, dealers or traders in securities or currencies;

•	regulated investment companies;

•	persons that elect to mark their securities to market;

•	persons who have a functional currency other than the U.S. dollar;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to the Class A common stock being taken into account in applicable financial statements under Section 451(b) of the Code;

•	persons who acquire shares of Class A common stock as compensation or otherwise in connection with the performance of services;

•	persons deemed to sell Class A common stock under the constructive sale provisions of the Code;

•	pension plans;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	persons that hold our Class A common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

•	certain U.S. expatriates and certain former citizens or long-term residents of the United States.

In addition, this discussion does not address the tax treatment of partnerships or persons who hold their shares of Class A common stock through partnerships or other entities that are pass-through entities for U.S. federal income tax purposes. A partner in a partnership or member of another pass-through entity that will hold shares of our Class A common stock should consult his, her or its own tax advisor regarding the tax consequences of acquiring, holding and disposing of our Class A common stock through a partnership or other pass-through entity, as applicable.

Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our Class A common stock.

Distributions on Our Class A Common Stock

We do not anticipate paying any distributions on our Class A common stock in the foreseeable future. However, in the event that we do make distributions of cash or other property on our Class A common stock, such distributions on our Class A common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the Class A common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gain on Sale, Exchange or Other Disposition of Our Class A Common Stock.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. If we determine, at a time reasonably close to the date of payment of a distribution on our Class A common stock, that the distribution will not constitute a dividend because we do not anticipate having current or accumulated earnings and profits, we intend not to withhold any U.S. federal income tax on the distribution as permitted by U.S. Treasury Regulations. If we or another withholding agent withholds tax on such a distribution, a non-U.S. holder may be entitled to a refund of any excess tax withheld, which the non-U.S. holder may claim by timely filing an appropriate claim with the IRS.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI. However, such U.S. effectively connected income is taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our Class A common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Sale, Exchange or Other Disposition of Our Class A Common Stock

Subject to the discussion below regarding “Backup Withholding and Information Reporting” and “FATCA”, a non-U.S. holder generally will not be subject to any U.S. federal income tax or withholding tax on any gain recognized upon such holder’s sale, exchange or other disposition of shares of our Class A common stock (other than a redemption that is treated as a distribution for U.S. federal income tax purposes and taxed as described above) unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code) and if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, may also apply;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may generally be offset by U.S.-source capital losses of the non-U.S. holder, if any; or

•

we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation,” unless (1) our Class A common stock is regularly traded on an established securities market and (2) the non-U.S. holder held no more than 5% of our outstanding Class A common stock, directly or indirectly, actually or constructively, during the shorter of (i) the 5-year period ending on the date of the disposition or (ii) the period that the non-U.S. holder held our Class A common stock, which we refer to as the applicable test period. Because of the landfills and other real property interests we own, we may be a “U.S. real property holding corporation.” The determination of whether we are a U.S. real property holding corporation is fact specific and depends on the composition of our assets. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its “United States real property interests,” as defined in the Code and applicable U.S. Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are determined to be a U.S. real property holding corporation during the applicable test period of a non-U.S. holder, and our Class A common stock is and continues to be regularly traded on an established securities market, such a non-U.S. holder who (actually or constructively) holds or held (at any time during the applicable test period) more than 5% of our Class A common stock would be subject to U.S. federal income tax on any gain from the disposition of our Class A common stock, but other non-U.S. holders generally would not be. In such case, a non-U.S. holder that held (at any time during the applicable test period) more than 5% of our Class A common stock would be subject to tax on the net gain derived from the disposition of our Class A common stock at the U.S. federal income tax rates applicable to United States persons (as defined in the Code), and the non-U.S. holder would be required to file a U.S. tax return with respect to such gain. If our Class A common stock is not so traded and we are determined to be a U.S. real property holding corporation during the applicable test period, all non-U.S. holders generally would be subject to U.S. federal income tax on any gain from the disposition of our Class A common stock. In such case, transferees of our Class A common stock would generally be required to withhold 15% of the gross proceeds payable to the transferor. Any non-U.S. holder’s gain would be subject to regular U.S. federal income tax as if the non-U.S. holder were a United States person (as defined in the Code), and a non-U.S. holder would be required to file a U.S. tax return with respect to such gain. Although we anticipate that our Class A common stock will continue to be regularly traded on an established securities market, no assurance can be provided that our Class A common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. holders are encouraged to consult their own tax advisors regarding our possible status as a U.S. real property holding corporation and its possible consequences in their particular circumstances.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our Class A common stock paid to such holder and the tax withheld, if any, with respect to such distributions.

Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our Class A common stock. Generally, a non-U.S. holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described above in “Distributions on Our Class A Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our Class A common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker.

Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

FATCA

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our Class A common stock if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise excepted under FATCA.

While withholding under FATCA may apply to payments of gross proceeds from a sale or other disposition of our common stock, under proposed U.S. Treasury Regulations withholding on payments of gross proceeds is not required. Although these regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued. If withholding under FATCA is required on any payment related to our Class A common stock, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock and the entities through which they hold our Class A common stock.

U.S. Federal Estate Tax

Shares of our Class A common stock that are owned or treated as owned at the time of death by an individual who is a non-U.S. holder, as specifically defined for U.S. federal estate tax purposes, are considered U.S. situs assets and will be included in the individual’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

The preceding discussion of material U.S. federal tax considerations is for prospective investors’ information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local, and non-U.S. tax consequences of purchasing, holding, and disposing of our Class A common stock, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement entered into with the underwriters named below, for whom Raymond James & Associates, Inc., J.P. Morgan Securities LLC and Stifel, Nicolaus & Company, Incorporated are acting as representatives, the underwriters have severally agreed to purchase, and we have agreed to sell to them, the number of shares of our Class A common stock set forth opposite their names below:

Underwriter	Number of shares
Raymond James & Associates, Inc.
J.P. Morgan Securities LLC
Stifel, Nicolaus & Company, Incorporated
Goldman Sachs & Co. LLC
Nomura Securities International, Inc.
WR Securities, LLC
Total

“Wolfe | Nomura Alliance” is the marketing name used by Wolfe Research Securities and Nomura Securities International, Inc. in connection with certain equity capital markets activities conducted jointly by the firms. Both Nomura Securities International, Inc. and WR Securities, LLC are serving as underwriters in the offering described herein. In addition, WR Securities, LLC and certain of its affiliates may provide sales support services, investor feedback, investor education, and/or other independent equity research services in connection with this offering.

The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriters to purchase and accept delivery of the Class A common stock offered by this prospectus supplement are subject to approval by its counsel of legal matters and to certain other conditions set forth in the underwriting agreement. The underwriters are obligated to purchase and accept delivery of all of the shares of Class A common stock offered by this prospectus supplement, if any are purchased, other than those covered by the option to purchase additional shares described below. Certain of the underwriters may offer and sell the shares to the public through one or more of their respective affiliates or other registered broker-dealers or selling agents.

Option to Purchase Additional Shares

We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus supplement, to purchase from time to time up to an aggregate of    additional shares of Class A common stock, at the same price per share as they are paying for the shares shown in the table above. If the underwriters exercise their option to purchase any of the additional shares, each underwriter, subject to certain conditions, will become obligated to purchase a number of    additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus supplement are being sold.

Commissions and Discounts

The underwriters propose to offer the shares of Class A common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of up to $    per share. If all the shares are not sold at the price initially offered to the public, the underwriters may change the public offering price and concession and may offer shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriters and subject to its right to reject any order in whole or in part.

The following table summarizes the underwriting compensation to be paid to the underwriters by us. These amounts assume both no exercise and full exercise of the underwriters’ option to purchase additional shares. We estimate that the total expenses payable by us in connection with this offering will be approximately $600,000. We have agreed to reimburse the underwriters up to an aggregate of $10,000 for fees incurred by them in connection with any required filings with the Financial Industry Regulatory Authority, Inc.

	Without exercise	With full exercise
Per Share	$	$
Total	$	$

Indemnification

We have agreed to indemnify the underwriters against various liabilities, including certain liabilities under the Securities Act, and the Exchange Act of 1934, as amended (the “Exchange Act”), or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Lock-up Agreements

We have agreed that for a period commencing on the date of this prospectus and ending on the day that is 30 days after the date of this prospectus supplement (the “Lock-Up Period”), we will not directly or indirectly, without the prior written consent of Raymond James & Associates, Inc., J.P. Morgan Securities LLC and Stifel, Nicolaus & Company, Incorporated, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be reasonably expected to, result in the disposition by any person at any time in the future) any shares of Class A common stock or securities convertible into or exchangeable for Class A common stock (other than Class A common stock issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of this prospectus or pursuant to currently outstanding options, warrants, rights or other awards), or sell or grant options, rights or warrants with respect to any shares of Class A common stock or securities convertible into or exchangeable for Class A common stock (other than the grant of options or other awards pursuant to equity incentive plans existing on the date of this prospectus), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Class A common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Class A common stock or other securities, in cash or otherwise, (3) file or cause to be filed a registration statement, including any amendments, with respect to the registration for the offer and sale by us of any shares of Class A common stock or securities convertible, exercisable or exchangeable into Class A common stock or any of our other securities, other than the filing of a registration statement on Form S-8 or (4) publicly disclose the intention to do any of the foregoing. The restrictions contained in the preceding sentence shall not apply to (A) the shares of Class A common stock offered hereby, (B) the issuance of shares of Class A common stock, restricted stock units, options to purchase Class A common stock or performance units pursuant to employee benefit plans, qualified stock option plans, our equity incentive plans or other employee compensation plans in effect on the date of this prospectus supplement or pursuant to currently outstanding restricted stock units, options, warrants, rights or performance units and (C) the sale or issuance of shares of Class A common stock to an unaffiliated third party in connection with an acquisition, a merger, a consolidation or sale or purchase of assets or in connection with a strategic alliance, investment, partnership, collaboration, marketing arrangement or other joint venture or strategic transaction in an aggregate amount not to exceed 10% of the outstanding shares of Class A common stock as of the date of this prospectus supplement, provided that the recipient of such shares of Class A common stock shall sign and deliver a lock-up agreement.

Our directors and executive officers have entered into lock-up agreements with Raymond James & Associates, Inc., J.P. Morgan Securities LLC and Stifel, Nicolaus & Company, Incorporated, pursuant to which, during the Lock-Up Period, each of them, will not, without the prior written consent of Raymond James & Associates, Inc., J.P. Morgan Securities LLC, and Stifel, Nicolaus & Company, Incorporated (1) offer, sell, contract to sell, pledge, lend, grant any option to purchase or otherwise dispose of (collectively, a “Disposition”) any Class A common stock, Class B common stock, options or other equity securities (the “Company Securities”) or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any Company Securities held by such holder or acquired by such holder during the Lock-Up Period (“Lock-Up Shares”), or publicly disclose the intention to make any offer, sale, pledge or disposition of Lock-Up Shares, (2) exercise or seek to exercise or effectuate in any manner any rights of any nature that he or she has or may have hereafter to require us to register under the Securities Act his or her sale, transfer or other disposition of any of the Lock-Up Shares, (3) otherwise participate as a selling security holder in any manner in any registration of Lock-Up Shares effected by us under the Securities Act, including under the registration statement to which this prospectus is a part, during the Lock-Up Period, or (4) engage in any hedging, collar (whether or not for any consideration) or other transaction that is designed to or reasonably expected to lead or result in a Disposition of Lock-Up Shares during the Lock-Up Period, even if such Lock-Up Shares would be disposed of by someone other than such holder. Such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option or reversal or cancellation thereof) with respect to any Lock-Up Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Lock-Up Shares. The restrictions contained in the preceding sentence shall not apply to (A) transfers of the Company Securities as a bona fide gift or gifts, (B) the exercise of any option to purchase Company Securities or the vesting, award, delivery or settlement of Company Securities on account of any stock-based award outstanding under the Company’s equity compensation plans that are disclosed in this prospectus supplement or the documents incorporated by reference herein, provided that the underlying Company Securities continue to be subject to the restrictions in the lock-up agreement, (C) transfer of Company Securities acquired in open market transactions after the completion of this offering, (D) transfer of Company Securities to the immediate family of the individual, to a trust the beneficiaries of which are exclusively the individual and/or a member or members of the immediate family of the individual or to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held exclusively by the individual and/or member or members of the immediate family of the individual in a transaction not involving a disposition for value, (E) transfers of Company Securities upon death by will or intestate succession, (F) transfers to any affiliate of the individual or any investment fund or other entity controlled or managed by the individual in a transaction not involving a disposition for value, (G) distributions of Company Securities to partners, members or stockholders of the individual in a transaction not involving a disposition for value, (H) the entry into any trading plan (“Trading Plan”) established pursuant to Rule 10b5-1 of the Exchange Act, provided that no sales or other dispositions may occur under such plan until the expiration of the Lock-Up Period, (I) transfers, sales or dispositions of shares of Class A Common Stock held by the individual pursuant to a Trading Plan existing on the date of this prospectus supplement, (J) transfers pursuant to a court or regulatory agency order, by operation of law, pursuant to domestic relations orders or in connection with a divorce settlement and (K) transfers to us in satisfaction of any tax withholding obligations pursuant to any of our equity compensation plans that are disclosed in this prospectus supplement or the documents incorporated by reference herein.

Price Stabilization, Short Positions and Penalty Bids

Until this offering is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase shares of our Class A common stock. As an exception to these rules, the underwriters may engage in certain transactions that stabilize the price of our Class A common stock. These transactions may include short sales, stabilizing transactions, purchases to cover positions created by short sales and passive market making. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the Class A common stock in the offering, if the syndicate repurchases previously distributed Class A common stock to cover syndicate short positions or to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock.

In connection with this transaction, the underwriters may engage in passive market making transactions in the Class A common stock on The Nasdaq Global Select Market, prior to the pricing and completion of this offering. Passive market making is permitted by SEC Regulation M and consists of displaying bids on The Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the Class A common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the Class A common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriter a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities. If these activities are commenced, they may be discontinued by the underwriters without notice at any time.

Electronic Distribution

A prospectus supplement in electronic format may be made available on websites or through other online services maintained by the underwriters of the offering, or by their affiliates. Other than the prospectus supplement in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Listing

Our Class A common stock is listed on The Nasdaq Global Select Market under the symbol “CWST.”

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our Class A common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or our Class A common stock in any jurisdiction where action for that purpose is required. Accordingly, our Class A common stock may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with our Class A common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The underwriters may arrange to sell Class A common stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

Canada

The shares of our Class A common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

An offer of our shares of Class A common stock may not be made to the public in any Member State of the European Economic Area (each, a “Relevant Member State”) other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Regulation,

provided that no such offer of our shares of Class A common stock shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for the Class A common stock; and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

This prospectus supplement has been prepared on the basis that any offer of the shares of our Class A common stock in any Relevant Member State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Class A common stock. Accordingly, any person making or intending to make any offer in that Relevant Member State of Class A common stock which are the subject of the transactions contemplated by this prospectus supplement may only do so in circumstances in which no obligation arises for us or underwriters to produce a prospectus for such offer pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we nor the underwriters have authorized, or hereby authorize, the making of any offer of Class A common stock in circumstances in which an obligation arises for us or any of the underwriters to publish a prospectus for such offer.

United Kingdom

An offer of our shares of Class A common stock may not be made to the public in the United Kingdom other than:

(a)	to any legal entity which is a qualified investor as defined in the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined in the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Section 86 of the United Kingdom Financial Services and Markets Act 2000 (as amended, the “FSMA”),

provided that no such offer of our shares of Class A common stock shall require us or the underwriters to publish a prospectus pursuant to Section 85 of the FSMA.

For the purposes of this provision, the expression an “offer to the public” in relation to any Class A common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for the Class A common stock; and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended) as it forms part of the domestic law of the United Kingdom.

This prospectus supplement has been prepared on the basis that any offer of the shares of our Class A common stock in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of Class A common stock. Accordingly, any person making or intending to make any offer in the United Kingdom of Class A common stock which are the subject of the transactions contemplated by this prospectus supplement may only do so in circumstances in which no obligation arises for us or underwriters to produce a prospectus for such offer pursuant to Section 85 of the FSMA in relation to such offer. Neither we nor the underwriters have authorized, or hereby authorize, the making of any offer of Class A common stock in circumstances in which an obligation arises for us or any of the underwriters to publish a prospectus for such offer. Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the offer of the Class A common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Class A common stock in, from or otherwise involving the United Kingdom.

In the United Kingdom, this prospectus supplement is being distributed only to and is directed only at, persons who are qualified investors (as defined in the UK Prospectus Directive) who are (i) investment professionals falling within Articles 19(5) of the U.K. Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); or (ii) high net worth entities and other persons to whom it may be lawfully be communicated, falling within Articles 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus supplement relates is available in the United Kingdom only to relevant persons and will, in the United Kingdom, be engaged in only with relevant persons. Any person in the United Kingdom who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CIS. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares have not been offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, or (ii) to an accredited investor (as defined in Section 4(A) of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Affiliations

Each of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, financial advisory and other financial services to us and our affiliates for which they have received, and in the future may receive, advisory or transaction fees, as applicable, plus out-of-pocket expenses of the nature and in amounts customary in the industry for these financial services. We expect to continue to use the underwriters and their respective affiliates for various services in the future.

In addition, in the ordinary course of its business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Mayer Brown LLP.

EXPERTS

The consolidated financial statements of Casella Waste Systems, Inc. as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023 and the effectiveness of internal control over financial reporting as of December 31, 2023 incorporated in this Prospectus Supplement by reference from the Casella Waste Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon incorporated herein by reference, and have been incorporated in this Prospectus Supplement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. You can review our electronically filed reports, proxy statements and other information on the SEC’s website at http://www.sec.gov or on our website at http://www.casella.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus supplement. We have included our website address in this prospectus supplement solely as an inactive textual reference.

This prospectus supplement is part of a registration statement we filed with the SEC. This prospectus supplement and the accompanying prospectus omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate into this prospectus supplement and the accompanying prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information that we incorporate by reference in this prospectus supplement and the accompanying prospectus is considered to be part of this prospectus supplement and the accompanying prospectus. Because we are incorporating by reference future filings with the SEC, those future filings may modify or supersede some of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below (File No. 000-23211) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (in each case, other than those documents or the portions of those documents not deemed to be filed), until the offering of the securities offered hereby is terminated or completed:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 16, 2024, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2024 Annual Meeting of Stockholders filed on April  19, 2024;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024 filed with the SEC on April 26, 2024 and August 2, 2024, respectively;

•	our Current Reports on Form 8-K filed with the SEC on June 10, 2024 and September 6, 2024; and

•

the description of our Class A common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 15, 1997, as the description therein has been updated and superseded by the description of our capital stock contained in Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Casella Waste Systems, Inc.

25 Greens Hill Lane

Rutland, Vermont 05701

(802) 775-0325

Attention: Investor Relations

PROSPECTUS

Casella Waste Systems, Inc.

Class A Common Stock

Preferred Stock

Depositary Shares

Purchase Contracts

Units

Warrants

We may offer and sell securities from time to time in one or more offerings. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement before you invest.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our class A common stock is listed on The Nasdaq Global Select Market under the symbol CWST.

Investing in these securities involves significant risks. See “Risk Factors” included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 29, 2021

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 2 of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “Casella,” “we,” “our,” “us” and “the Company” refer, collectively, to Casella Waste Systems, Inc., a Delaware corporation, and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.casella.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings and the exhibits attached thereto. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 000-23211) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on February 19, 2021, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2021 Annual Meeting of Stockholders;

•

Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, as filed with the SEC on April  30, 2021, July  30, 2021 and October 29, 2021, respectively;

•	Current Reports on Form 8-K filed on June 3, 2021, June 16, 2021 and August 13, 2021; and

•

The description of our class A common stock contained in our Registration Statement on Form 8-A filed on October  15, 1997, as the description therein has been updated and superseded by the description of our capital stock contained in Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on February 19, 2021, and including any amendments and reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Casella Waste Systems, Inc.

25 Greens Hill Lane

Rutland, Vermont 05701

(802) 775-0325

Attn: Investor Relations

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, including statements regarding:

•	the projected development of additional disposal capacity or expectations regarding permits for existing capacity;

•	the outcome of any legal or regulatory matter;

•	the expected and potential direct or indirect impacts of the novel coronavirus pandemic on our business;

•	expected liquidity and financing plans;

•	expected future revenues, operations, expenditures and cash needs;

•	fluctuations in commodity pricing of our recyclables, increases in landfill tipping fees and fuel costs and general economic and weather conditions;

•	projected future obligations related to final capping, closure and post-closure costs of our existing landfills and any disposal facilities which we may own or operate in the future;

•	our ability to use our net operating losses and tax positions;

•	our ability to service our debt obligations;

•	the recoverability or impairment of any of our assets or goodwill;

•	estimates of the potential markets for our products and services, including the anticipated drivers for future growth;

•	sales and marketing plans or price and volume assumptions;

•	potential business combinations or divestitures; and

•	projected improvements to our infrastructure and the impact of such improvements on our business and operations.

In addition, any statements contained in or incorporated by reference into this prospectus that are not statements of historical fact should be considered forward-looking statements. You can identify these forward-looking statements by the use of the words “believes”, “expects”, “anticipates”, “plans”, “may”, “will”, “would”, “intends”, “estimates” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate, as well as management’s beliefs and assumptions, and should be read in conjunction with our consolidated financial statements and notes thereto. These forward-looking statements are not guarantees of future performance, circumstances or events. The occurrence of the events described and the achievement of the expected results depends on many events, some or all of which are not predictable or within our control. Actual results may differ materially from those set forth in the forward-looking statements.

There are a number of important risks and uncertainties that could cause our actual results to differ materially from those indicated by such forward-looking statements. You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are referenced in the section of any accompanying prospectus supplement entitled “Risk Factors.” You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC and that are incorporated by reference into this prospectus and any applicable prospectus supplement, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. There may be additional risks that we are not presently aware of or that we currently believe are immaterial, which could have an adverse impact on our business. We explicitly disclaim any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as otherwise required by law.

CASELLA WASTE SYSTEMS, INC.

Casella Waste Systems, Inc. is a regional, vertically-integrated solid waste services company. We provide resource management expertise and services to residential, commercial, municipal and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services. We provide integrated solid waste services in seven states: Vermont, New Hampshire, New York, Massachusetts, Connecticut, Maine and Pennsylvania, with our headquarters located in Rutland, Vermont. We manage our solid waste operations on a geographic basis through two regional operating segments, the Eastern and Western regions, each of which provides a full range of solid waste services. We manage our resource-renewal operations through the Resource Solutions operating segment, which includes our larger-scale recycling and commodity brokerage operations along with our organics services and large scale commercial and industrial services.

As of October 15, 2021, we owned and/or operated 51 solid waste collection operations, 65 transfer stations, 23 recycling facilities, eight Subtitle D landfills, three landfill gas-to-energy facilities and one landfill permitted to accept construction and demolition materials.

Our principal executive offices are located at 25 Greens Hill Lane Rutland, Vermont 05701, and our telephone number is (802) 775-0325.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and refinancing of debt, working capital and capital expenditures. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of the net proceeds of any offering.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our second amended and restated certificate of incorporation, as amended (referred to herein as our “certificate of incorporation”), our third amended and restated by-laws, as amended (referred to herein as our “by-laws”) and applicable provisions of Delaware corporate law. You should read our certificate of incorporation and by-laws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Our authorized capital stock consists of 100,000,000 shares of class A common stock, 1,000,000 shares of class B common stock and 944,250 shares of preferred stock. As of September 30, 2021, 50,409,626 shares of class A common stock were outstanding, 988,200 shares of class A common stock were issuable upon the conversion of outstanding shares of class B common stock, and no shares of preferred stock were outstanding. The only common stock that we would offer under this prospectus is class A common stock.

Common Stock

Voting Rights. On all matters submitted to a vote of our stockholders, the holders of our class A common stock are entitled to one vote per share, and the holders of our class B common stock are entitled to ten votes per share. The holders of all classes of our common stock entitled to vote will generally vote together as a single class on all matters presented to the stockholders for their vote or approval, except that the holders of class A common stock, voting separately as a class, will at all times be entitled to elect one director, and such director may be removed, with or without cause, only by the holders of our class A common stock. The presence in person or by proxy of the holders of record of shares representing a majority of the votes entitled to be cast on matters other than the election of the Class A Director constitutes a quorum for the transaction of business at meetings of the stockholders. Except as may be otherwise provided by applicable law, our certificate of incorporation or our by-laws, all elections shall be decided by a plurality, and all other questions shall be decided by a majority, of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present. Pursuant to our majority vote resignation policy included in our Corporate Governance Guidelines, any nominee who is an incumbent director and who does not receive more votes “for” his or her election than votes “withheld” from his or her election in an uncontested election of directors would be required to offer his or her resignation to our board of directors.

Dividends. The holders of our class A common stock and class B common stock are entitled to receive dividends if, as and when such dividends are declared by our board of directors out of assets legally available therefor, subject to any preferential rights of our preferred stock, if any. We may not make any dividend or distribution to any holder of any class of our common stock unless simultaneously with such dividend or distribution we make the same dividend or distribution with respect to each outstanding share of our common stock regardless of class. In the case of a dividend or other distribution payable in shares of a class of our common stock, including distributions pursuant to stock splits or divisions of common stock, only shares of our class A common stock may be distributed with respect to class A common stock, and only shares of our class B common stock may be distributed with respect to class B common stock. Whenever a dividend or distribution, including distributions pursuant to stock splits or divisions of common stock, is payable in shares of a class of common stock, the number of shares of each class of common stock payable per share of such class of common stock shall be equal in number. In the case of dividends or other distributions consisting of our other voting securities or of voting securities of any corporation which is a wholly-owned subsidiary of ours, we shall declare and pay such dividends in two separate classes of such voting securities, identical in all respects except that:

•	the voting rights of each such security issued to the holders of class A common stock shall be one-tenth of the voting rights of each such security issued to holders of class B common stock;

•	such security issued to holders of class B common stock shall convert into the security issued to the holders of class A common stock upon the same terms and conditions applicable to the conversion of class B common stock into class A common stock and shall have the same restrictions on transfer and ownership applicable to the transfer and ownership of our class B common stock; and

•

with respect only to dividends or other distributions of voting securities of any corporation that is a wholly owned subsidiary of ours, the respective voting rights of each such security issued to holders of class A common stock and class B common stock with respect to elections of directors shall otherwise be as comparable as is practicable to those of our class A common stock and class B common stock, respectively.

In the case of dividends or other distributions consisting of securities convertible into, or exchangeable for, our voting securities or of voting securities of any corporation that is a wholly owned subsidiary of ours, we are required to provide that such convertible or exchangeable securities and the underlying securities are identical in all respects, including, without limitation, the conversion or exchange rate, except that the underlying securities shall have the same differences as they would have if we issued voting securities of ours or of a wholly-owned subsidiary of ours rather than issuing securities convertible into, or exchangeable for, such securities.

Reclassification and Merger. In the event we enter into any consolidation, merger, combination or other transaction in which shares of our common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, and in such event, the shares of each class of our common stock will be exchanged for or changed into either:

•

the same amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed; provided, however, that if shares of common stock are exchanged for or changed into shares of capital stock, such share so exchanged for or changed into may differ to the extent and only to the extent that our class A common stock and class B common stock differ as provided in our certificate of incorporation; or

•

if holders of each class of common stock are to receive different distributions of stock, securities, cash and/or any other property, an amount of stock, securities, cash and/or property per share having a value, as determined by an independent investment banking firm of national reputation selected by our board of directors, equal to the value per share into which or for which each share of any other class of common stock is exchanged or changed.

Liquidation and Dissolution. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, after payment or provision for payment of our debts and our other liabilities and after making provision for the holders of our preferred stock, if any, our remaining assets and funds, if any, will be divided among and paid ratably to the holders of our class A common stock and class B common stock treated as a single class.

Other Rights. The holders of our class A common stock and class B common stock are not entitled to preemptive rights. None of the class A common stock or class B common stock may be subdivided or combined in any manner unless the other class of common stock is subdivided or combined in the same proportion. If we make an offering of options, rights or warrants to subscribe for shares of any class or classes of capital stock (other than class B common stock) to all holders of a class of common stock, then we are required to simultaneously make an identical offering to all holders of the other classes of common stock other than to any class the holders of which, voting as a separate class, agree that such offering need not be made to such class. All such options, rights or warrants offerings shall offer the respective holders of class A common stock and class B common stock the right to subscribe at the same rate per share.

Transfer Agent and Registrar. Computershare is transfer agent and registrar for the class A common stock.

Preferred Stock

We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designations, powers, preferences and the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions of the shares of each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval. The specific terms of any series of preferred stock offered pursuant to this prospectus will be described in the prospectus supplement relating to that series of preferred stock.

A series of our preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue preferred shares based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of preferred stock. You should read the prospectus supplement relating to the particular series of preferred stock being offered for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the price at which the preferred stock will be issued;

•

the dividend rate, or method of calculation of dividends, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•	any redemption or sinking fund provisions;

•	if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

•	any conversion provisions;

•	whether we have elected to offer depositary shares as described under “Description of Depositary Shares;” and

•	any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

The preferred stock will, when issued, be fully paid and non-assessable. Unless otherwise specified in the prospectus supplement, each series of preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

As described under “Description of Depositary Shares,” we may, at our option, with respect to any series of preferred stock, elect to offer fractional interests in shares of preferred stock, and provide for the issuance of depositary receipts representing depositary shares, each of which will represent a fractional interest in a share of the series of preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of preferred stock.

Rank. Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up of our affairs, rank:

•	senior to our common stock and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs;

•

on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs; and

•

junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs.

The term “equity securities” does not include convertible debt securities.

Dividends. Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless full dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities.

No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before we make any distribution or payment to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, the holders of each series of preferred stock shall be entitled to receive out of assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share set forth in the prospectus supplement, plus any accrued and unpaid dividends thereon. Such dividends will not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods. Unless otherwise specified in the prospectus supplement, after payment of the full amount of their liquidating distributions, the holders of preferred stock will have no right or claim to any of our remaining assets. Upon any such voluntary or involuntary liquidation, dissolution or winding up, if our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all other classes or series of our capital stock ranking on parity with the preferred stock and all other such classes or series of shares of capital stock ranking on parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of capital stock ranking on parity with the preferred stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

Upon any such liquidation, dissolution or winding up and if we have made liquidating distributions in full to all holders of preferred stock, we will distribute our remaining assets among the holders of any other classes or series of capital stock ranking junior to the preferred stock according to their respective rights and preferences and, in each case, according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or assets will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

Redemption. If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. Unless the shares have a cumulative dividend, such accrued dividends will not include any accumulation in respect of unpaid dividends for prior dividend periods. We may pay the redemption price in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of shares of our capital stock, the terms of such preferred stock may provide that, if no such shares of our capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into the applicable shares of our capital stock pursuant to conversion provisions specified in the applicable prospectus supplement. Notwithstanding the foregoing, we will not redeem any preferred stock of a series unless:

•

if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on the preferred stock for all past dividend periods and the then current dividend period; or

•

if such series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends for the then current dividend period.

In addition, we will not acquire any preferred stock of a series unless:

•

if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on all outstanding shares of such series of preferred stock for all past dividend periods and the then current dividend period; or

•

if that series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends on the preferred stock of such series for the then current dividend period.

However, at any time we may purchase or acquire preferred stock of that series (1) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series or (2) by conversion into or exchange for shares of our capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation.

If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, we will determine the number of shares that may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder or by any other equitable manner that we determine. Such determination will reflect adjustments to avoid redemption of fractional shares.

Unless otherwise specified in the prospectus supplement, we will mail notice of redemption at least 10 days but not more than 60 days before the redemption date to each holder of record of preferred stock to be redeemed at the address shown on our stock transfer books. Each notice shall state:

•	the redemption date;

•	the number of shares and series of preferred stock to be redeemed;

•	the redemption price;

•	the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on such redemption date;

•	the date on which the holder’s conversion rights, if any, as to such shares shall terminate; and

•	the specific number of shares to be redeemed from each such holder if fewer than all the shares of any series are to be redeemed.

If notice of redemption has been given and we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any shares called for redemption, then from and after the redemption date, dividends will cease to accrue on such shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Voting Rights. Holders of preferred stock will not have any voting rights, except as required by law or as indicated in the applicable prospectus supplement.

Unless otherwise provided for under the terms of any series of preferred stock, no consent or vote of the holders of shares of preferred stock or any series thereof shall be required for any amendment to our certificate of incorporation that would increase the number of authorized shares of preferred stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of preferred stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of preferred stock or such series, as the case may be, then outstanding).

Conversion Rights. The terms and conditions, if any, upon which any series of preferred stock is convertible into shares of our common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price, rate or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of the preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption.

Transfer Agent and Registrar. The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

Provisions of Our Certificate of Incorporation and By-laws and Delaware Law That May Have Anti-Takeover Effects

Board of Directors. Our certificate of incorporation and by-laws provide for the division of our board of directors into three classes as nearly equal in size as possible, with no class having more than one director more than any other class, with staggered three-year terms. The director elected by holders of our class A common stock is a class II director. Our certificate of incorporation and by-laws provide that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office, or by a sole remaining director. The term of any director elected to fill a vacancy between annual meetings will last until the next annual meeting and until such director’s successor has been elected and qualified, or until his earlier death, resignation or removal.

Removal of Directors by Stockholders. Our certificate of incorporation and by-laws provide that directors may be removed with or without cause by the vote of the holders of shares representing at least 75% of the votes which all of our stockholders would be entitled to cast at any election of directors, other than an election of the class A director. The director elected by holders of our class A common stock may be removed only by the holders of at least 75% of the outstanding shares of our class A common stock.

Advance Notice Provisions. Our by-laws provide that a stockholder must notify us in writing, within timeframes specified in the by-laws, of any stockholder nomination of a director and of any other business that the stockholder intends to bring at a meeting of stockholders.

No Action By Written Consent. Our certificate of incorporation provides that our stockholders may not act by written consent and may only act at duly called meetings of stockholders.

Exclusive Forum Selection. Our by-laws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of our certificate of incorporation or our by-laws or governed by the internal affairs doctrine; provided, however, that this exclusive forum provision shall not apply to claims arising under the Securities Act of 1933 or the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction. In addition, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act of 1933.

Delaware Business Combination Statute. We are subject to Section 203 of the DGCL (“Section 203”), which prohibits a Delaware corporation from engaging in business combinations with an interested stockholder. An interested stockholder is generally defined as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person (“interested stockholder”). Section 203 provides that an interested stockholder may not engage in business combinations with the corporation for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combinations to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the applicable prospectus supplement, of a share of a particular series of preferred stock. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence with and paying certain charges to the depositary.

The summary of terms of the depositary shares contained in this prospectus is not a complete description of the terms of the depositary shares. You should refer to the form of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions, if any, received in respect of the preferred stock underlying the depositary shares to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the underlying preferred stock.

If there is a distribution other than in cash, the depositary will distribute property (including securities) received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt another method for the distribution, including selling the property and distributing the net proceeds from the sale to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of us, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay the charges due to the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and such other charges (including those in connection with the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the preferred stock and the transferring, splitting or grouping of depositary receipts) as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of depositary receipts, the depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by the holders of a majority of the outstanding depositary shares affected by the amendment. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having the requisite combined capital and surplus as set forth in the applicable agreement.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either we or it is prevented or delayed by law or any circumstance beyond its control in performing its obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of class A common stock, shares of preferred stock, or other securities described in this prospectus or the applicable prospectus supplement at a future date or dates. The price per share may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts. The purchase contracts may be issued separately or as a part of units consisting of a purchase contract and either shares of class A common stock, shares of preferred stock, our debt securities or debt obligations of third parties, including U.S. Treasury securities, any other security described in the applicable prospectus supplement, or any combination of the foregoing, securing the holder’s obligations to purchase the securities under the share purchase contracts.

The purchase contracts may require us to make periodic payments to the holders of units or vice versa, and such payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations thereunder in a specified manner. In certain circumstances, we may deliver newly issued prepaid purchase contracts upon release to a holder of any collateral securing the holder’s obligations under the original purchase contract.

The applicable prospectus supplement will describe the terms of the purchase contracts. The description in the prospectus supplement will only be a summary, and you should read the purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the purchase contracts. Material United States federal income tax considerations applicable to the purchase contracts will also be discussed in the applicable prospectus supplement.

Unless otherwise specified in an accompanying prospectus supplement, each purchase contract and any related agreement will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF UNITS

We may issue units consisting of one or more of the other securities described in this prospectus in any combination, as described in the applicable prospectus supplement. We may issue units in one or more series, which will be described in the applicable prospectus supplement. The applicable prospectus supplement will also describe the following terms of any units:

•	the designation and the terms of the units and of the securities constituting the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	the identity of the unit agent for the units, if applicable, and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	any additional terms of the governing unit agreement, if applicable;

•

any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the class A common stock, preferred stock, depositary shares, purchase contracts or warrants constituting the units; and

•	any applicable material U.S. federal income tax consequences.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase class A common stock, preferred stock or depositary shares. We may offer warrants separately or together with one or more additional warrants, class A common stock, preferred stock or depositary shares, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the expiration date of the warrants. The applicable prospectus supplement will also describe the following terms of any warrants:

•	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants are to be sold separately or with other securities as parts of units;

•

whether the warrants will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of any equity securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the preferred stock or depositary shares with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which any warrants issued as part of a unit and the related preferred stock, depositary shares or class A common stock will be separately transferable;

•	the number of shares of class A common stock, preferred stock or depositary shares purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

FORMS OF SECURITIES

Each depositary share, purchase contract, unit and warrant will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Unless the applicable prospectus supplement provides otherwise, certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the depositary shares, purchase contracts, units or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue depositary shares, purchase contracts, units and warrants in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the applicable deposit agreement, purchase contract, unit agreement or warrant agreement. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable deposit agreement, purchase contract, unit agreement or warrant agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable deposit agreement, purchase contract, unit agreement or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the applicable deposit agreement, purchase contract, unit agreement or warrant agreement, the depositary for the global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Any payments to holders with respect to depositary shares, purchase contracts, units or warrants represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. None of us, or any warrant agent, unit agent or other agent of ours, or any agent of any warrant agent or unit agent will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a global security, upon receipt of any payment to holders or other distribution of underlying securities or other property on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of the securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the global security that had been held by the depositary. Any securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the relevant warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell securities:

•	through underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act, and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price and the proceeds we will receive from the sale of the securities;

•	any discounts and commissions to be allowed or re-allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or re-allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Remarketing firms, agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•

the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•

if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than two scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the second business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than two scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus is being delivered will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The consolidated financial statements of Casella Waste Systems, Inc. as of December 31, 2020 and 2019 and for each of the years in the three year period ended December 31, 2020 and the effectiveness of internal control over financial reporting as of December 31, 2020 incorporated in this Prospectus by reference from the Casella Waste Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

$400,000,000

Class A Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Raymond James	J.P. Morgan	Stifel

Passive Book-Running Managers

Goldman Sachs & Co. LLC	Wolfe | Nomura Alliance

   , 2024